Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
October 2, 2013

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES
ELIMINATION OF ITS QUOTA SHARE REINSURANCE CONTRACT WITH SWISS RE

Meadowbrook Insurance Group, Inc. (NYSE:MIG) (“Meadowbrook” or the “Company”) today announced  its  agreement with Swiss Re to mutually terminate the quota-share reinsurance agreement for business effective as of October 1, 2013. The original agreement, which became effective December 31, 2012, provided for the ceding of 50% of the Company’s unearned premium on a select book of business and the receipt by Swiss Re of a provisional ceding commission.  In addition, the Company ceded 25% of direct written premium on a select book of business commencing January 1, 2013.

During the first six months of 2013, this agreement provided surplus relief, but also increased the Company’s combined ratio by 3.2 percentage points and reduced net after tax operating income by $4.1 million, or $0.08 per diluted share.

Meadowbrook’s President and Chief Executive Officer Robert S. Cubbin commented, “We are pleased with the progress we have made to strengthen our balance sheet. As anticipated, with statutory surplus  of $498.4 million at June 30, 2013 and the reductions in our premium to surplus ratios,  we no longer need the quota share agreement with Swiss Re.  We continue to partner with Swiss Re as the lead reinsurer on our core workers’ compensation excess of loss treaty.  Swiss Re is a strong, supportive long-term partner and we look forward to continuing and growing our relationship as future opportunities arise.  The mutual termination of this agreement, along with growth in profits from our net commissions and fees, achieved rate increases in excess of loss ratio trends across our core business, and the implementation of our policy issuance agreement with the State National Companies, places Meadowbrook in a strong financial position and creates the framework for a return to profitability.”

About Meadowbrook Insurance Group
Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

PR-2013

Forward-Looking Statements

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Words such as “will,” “expects,” “believe,” “anticipates,” “would,” “may be” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include the Company’s anticipated financial results and results of analyses on impairment charges. The Company’s actual results may differ materially from those anticipated in these forward-looking statements. These factors and risks include, but are not limited to, a failure of additional capital to be available or only available on unfavorable terms; our geographic concentration and the business, economic, natural perils, man made perils, and regulatory conditions within our most concentrated region; goodwill impairment risk employed as part of our growth strategy and the anticipated impact of the goodwill impairment charge recognized in the second quarter of 2013; efforts with regard to the review of strategic alternatives; actions taken by regulators, rating agencies or lenders, including the impact of the downgrade by A.M. Best of the Company’s and its insurance company subsidiaries’ financial strength rating, any negative impact from the previously disclosed class action litigation or any similar litigation which may be filed in the future  and operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. The Company does not intend, and undertakes no duty to, release publicly any updates or revisions to any forward-looking statements contained herein.

PR-2013